Exhibit 99.1

NEWS RELEASE

For Release:               Immediately

Contact:                     James Brunk, Chief Financial Officer (706) 624-2239

MOHAWK INDUSTRIES REPORTS Q1 RESULTS

Calhoun, Georgia, April 28, 2022 - Mohawk Industries, Inc. (NYSE: MHK) today announced 2022 first quarter net earnings of $245 million and diluted earnings per share (EPS) of $3.78. Adjusted net earnings were $246 million, and adjusted EPS was $3.78, excluding restructuring, acquisition, and other charges. Net sales for the first quarter of 2022 were $3.0 billion, an increase of 13.0% as reported and 17.3% on a constant currency and days basis. For the first quarter of 2021, net sales were $2.7 billion, net earnings were $237 million and EPS was $3.36. Adjusted net earnings were $246 million, and adjusted EPS was $3.49, excluding restructuring, acquisition, and other charges.
Commenting on Mohawk Industries’ first quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “Mohawk’s results exceeded our expectations as first quarter sales rose to an all-time record, reflecting higher pricing, growth in our ceramic businesses, an improving commercial sector and benefit from our small acquisitions. Operating income exceeded our forecast as strength in our global ceramic businesses offset rising European energy costs, improved operational strategies enhanced Flooring North America’s results and our management of European market pressures benefited Flooring Rest of the World.”

During the quarter, we ran our operations at high levels in most markets to address order backlogs and replenish our inventory. During the past year, rapid cost escalations have required multiple pricing actions to pass through inflation. We have implemented these unprecedented increases across our markets and have announced additional increases across the business as inflation continues to rise. We are also controlling SG&A spending, enhancing operational efficiencies, and introducing innovative new product features. In some markets, our growth in the quarter was limited by inventory and production constraints. We are executing multiple expansion projects so that we can satisfy demand for our higher growth products, create new innovation and improve operational efficiencies. The categories that we are expanding include U.S. laminate, LVT and quartz countertops; European laminate, high-end porcelain slabs and specialty ceramic products; and ceramic tile in Brazil and Mexico. Our recent, bolt-on acquisitions in Europe are enhancing our growing insulation and panels businesses. Sales of our products remain strong, and the design and features we are bringing to market give us competitive advantages in all price points.
Market conditions for flooring remain favorable, even as governments raise interest rates to combat inflation. Employment is at high levels and wages are increasing in most of our markets. Millions of millennials in their late 20s and early 30s are forming households and desire home ownership. Unlike past cycles, U.S. housing inventory is historically low, more single-family homes are under construction and the U.S. home deficit will require years to align supply with demand. Remodeling should remain strong with rising home equity and buyers of existing homes still completing long-term projects that they initiated over the past few years. Commercial new construction and remodeling continue to strengthen as business conditions improve and projects that were delayed due to the pandemic are initiated.

Against a background of geopolitical tensions and rising inflation, Mohawk has continued to deliver sales growth, generate strong cash flow, and maintain historically low leverage. Given the undervaluation of our stock relative to our earnings, our board approved an additional $500 million share repurchase program in February. We acquired 2.1 million shares during the first quarter for a total of $307 million. Since the start of 2020, we have acquired 8.5 million shares representing 12% of the outstanding balance reflecting our confidence in Mohawk’s long-term growth and profitability.
In the first quarter, our Global Ceramic Segment sales increased 14.5% as reported and 18.5% on a constant days and currency basis. The Segment’s operating margin was 9.4%, as a result of pricing and mix improvements, productivity and higher volumes, offset by rising inflation, including the European gas crisis and more normal seasonality. Our U.S. ceramic business continues to improve its sales and margins by enhancing its product mix and implementing multiple price increases to cover inflation. Our U.S. sales should be positively impacted by providing alternatives to tile imports, which are increasing in price and experiencing shipping delays. Our quartz countertop sales are growing rapidly, and to satisfy demand we have initiated construction to expand capacity at our Tennessee countertop facility. The results of our ceramic businesses in Mexico and Brazil continued to be strong, even with our sales in the quarter being limited by low inventory levels. To relieve constraints, we have increased capacity in Mexico, and we are negotiating with government agencies for permits and incentives to construct a new porcelain tile facility in Brazil. In our European ceramic business, sales in the first quarter grew as consumer demand strengthened, and our customers increased inventory levels in anticipation of inflation. Ceramic industry production in Europe was interrupted when Ukrainian clay supplies to Western Europe ceased. We anticipated the supply problems and increased inventory levels before the invasion to avoid interrupting our production. Natural gas prices for the balance of the year have escalated from prior estimates, raising our future costs. We improved our results by increasing prices more than expected, as well as enhancing our product mix.

For the quarter, our Flooring Rest of World Segment net sales increased 14.2% as reported or approximately 22.1% on a constant currency basis. The Segment’s operating margin was 15.3% as reported and 15.5% on an adjusted basis, impacted by inflation, supply chain disruptions and the impact of foreign exchange, partially offset by pricing and mix gains during the quarter. In challenging conditions, the segment’s leadership team took actions to manage escalating energy costs, rising inflation and unstable supply chains. Despite multiple price increases, we are lagging rapidly rising costs in Europe and have announced additional price increases in response to continuing inflationary pressures. Though material supply limited production, laminate sales increased in the quarter, and we expect continued long-term growth as we expand the premium laminate category. To support higher future sales, our laminate expansion in Belgium should be operational by the end of 2023. Sales in our LVT and sheet vinyl businesses were negatively impacted by material disruptions and low inventory levels. Raw material supply for both categories was especially challenging but improved as we progressed through the quarter. Our purchase of an insulation manufacturer with plants in Ireland and the U.K. increased our market share of polyurethane insulation products. In one of the insulation plants we acquired, a new production line with state-of-the-art technology is presently starting up. Our panel sales grew significantly in the quarter, and our new high-pressure laminate line is extending our manufacturing into a new product category that coordinates with our other wood panels. The integration of our recently acquired MDF facility is progressing as we improve efficiencies and expand its capacity. Our Australian business had robust demand in the quarter following the loosening of pandemic restrictions while New Zealand remains difficult due to continued restrictions.

In the quarter, our Flooring North America Segment sales increased 10.6% as reported or 12.3% on a constant days basis, and our operating margin was 8.9% as a result of pricing and mix improvements and productivity, partially offset by inflation and a return to more normal seasonality. The Segment is managing the greatest inflation we have ever experienced and is implementing further price increases. The strategies we have been implementing during the past two years have improved our sales execution, cost structure, service levels, and enabled us to manage this difficult environment. Across the Segment, we have initiated many projects to increase productivity, improve efficiencies and upgrade our assets to enhance our results. Mohawk holds a leading share of the laminate market, and sales of our premium collections continued to grow in the quarter as our new production line ramped up. Escalating market demand in North America is absorbing our additional production as it comes online, and we are further expanding our U.S. capacity next year to support continued growth. Our LVT sales continued to grow substantially in the first quarter as we benefited from an improved offering across all channels. Our LVT margins were impacted by supply disruptions that interrupted manufacturing, delays in sourced products and higher ocean freight costs. Our new West Coast LVT facility is initiating production and fine-tuning processes. Residential carpet service improved substantially, and customers are lowering inventory, impacting sales. We are raising prices to further offset escalating material and energy cost. By reducing complexity, simplifying operations and increasing efficiencies we are improving cost. Our commercial flooring sales continue to rebound, led by strength in the government, workplace, and health care channels. Sales in both our carpet tile and commercial LVT collections are growing, as new and deferred projects are being initiated. We have introduced a new carpet tile that provides superior acoustics and comfort, while achieving the highest level of sustainability certifications with half the carbon footprint. We continue to find innovative solutions to strengthen our environmental performance to maintain our leadership in eco-friendly products.

Four months into 2022, we remain cautiously optimistic about industry growth this year despite inflation and interest rate pressures. We have announced additional price increases in most of our products and markets as inflation continues to rise. Housing supply is historically low, and rising mortgage rates are spurring families to purchase homes sooner. Remodeling should be supported by continued existing home sales, higher home equity and the upgrading of homes purchased over the past two to three years. We expect that the commercial sector will continue its rebound with people returning to pre-pandemic routines. We expect improvements in the supply of constrained materials which should increase our production levels. Even though we are increasing prices, the historic rise in European energy costs continues to impact our business. Our capital investments, when completed, will relieve our specific capacity constraints and increase our offering. This year, we are focused on optimizing our mix and margins, controlling our spending and initiating additional productivity actions. Given these factors, we anticipate our second quarter adjusted EPS to be $4.25 to $4.35, excluding any restructuring charges.
“We have confidence in the long-term future of our business despite near-term uncertainties. Globally, there is a structural deficit for housing that will take years to satisfy, and we should benefit from strong long-term trends in new home construction, residential remodeling, and commercial projects. Our brands are the most recognized in flooring and provide a comprehensive product portfolio that includes the industry’s strongest collection of sustainable products. We are making it easier for our customers to grow their businesses through leading digital tools that generate customer leads, simplify ordering and expedite deliveries. Through the innovation of our talented team, we continue to lead the industry in design, performance and value. The strength of our balance sheet allows us to pursue both transformational and bolt-on acquisitions that complement our business. Over the next three to five years, these advantages should enhance Mohawk’s sales and margin expansion.”

ABOUT MOHAWK INDUSTRIES
Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations around the globe.
Certain of the statements in the immediately preceding paragraphs, particularly those anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in freight, raw material prices and other input costs; inflation and deflation in consumer markets; currency fluctuations; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic and Russian military actions in Ukraine or other geopolitical events; regulatory and political changes in the jurisdictions in which the Company does business and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, April 29, 2022, at 11:00 AM Eastern Time
The telephone number is 1-800-603-9255 for U.S./Canada and 1-706-634-2294 for International/Local. Conference ID # 2649466. A replay will be available until May 29, 2022, by dialing 1-855-859-2056 for U.S./local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 2649466.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended
(Amounts in thousands, except per share data)	April 2, 2022	April 3, 2021

Net sales	$3,015,663	2,669,026
Cost of sales	2,213,535	1,877,257
Gross profit	802,128	791,769
Selling, general and administrative expenses	481,327	474,254
Operating income	320,801	317,515
Interest expense	11,481	15,241
Other (income) expense, net	2,438	(2,227)
Earnings before income taxes	306,882	304,501
Income tax expense	61,448	67,690
Net earnings including noncontrolling interests	245,434	236,811
Net earnings attributable to noncontrolling interests	105	4
Net earnings attributable to Mohawk Industries, Inc.	$245,329	236,807

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$3.79	3.37
Weighted-average common shares outstanding - basic	64,686	70,179

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$3.78	3.36
Weighted-average common shares outstanding - diluted	64,970	70,474

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$54,954	259,605
Less: Capital expenditures	129,470	114,735
Free cash flow	$(74,516)	144,870

Depreciation and amortization	$141,415	151,216

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	April 2, 2022	April 3, 2021
ASSETS
Current assets:
Cash and cash equivalents	$230,559	557,262
Short-term investments	310,000	782,267
Receivables, net	2,044,698	1,813,858
Inventories	2,513,244	1,996,628
Prepaid expenses and other current assets	466,238	415,997
Total current assets	5,564,739	5,566,012
Property, plant and equipment, net	4,552,612	4,432,110
Right of use operating lease assets	384,740	337,767
Goodwill	2,579,385	2,594,727
Intangible assets, net	883,527	921,846
Deferred income taxes and other non-current assets	421,716	437,611
Total assets	$14,386,719	14,290,073
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$1,546,463	953,913
Accounts payable and accrued expenses	2,220,347	1,954,396
Current operating lease liabilities	104,823	98,982
Total current liabilities	3,871,633	3,007,291
Long-term debt, less current portion	1,088,401	1,719,115
Non-current operating lease liabilities	293,239	248,022
Deferred income taxes and other long-term liabilities	845,843	816,613
Total liabilities	6,099,116	5,791,041
Total stockholders' equity	8,287,603	8,499,032
Total liabilities and stockholders' equity	$14,386,719	14,290,073

Segment Information	As of or for the Three Months Ended
(Amounts in thousands)	April 2, 2022	April 3, 2021

Net sales:
Global Ceramic	$1,064,757	929,871
Flooring NA	1,071,910	969,250
Flooring ROW	878,996	769,905
Consolidated net sales	$3,015,663	2,669,026

Operating income (loss):
Global Ceramic	$100,338	87,804
Flooring NA	95,324	81,298
Flooring ROW	134,650	159,306
Corporate and intersegment eliminations	(9,511)	(10,893)
Consolidated operating income	$320,801	317,515

Assets:
Global Ceramic	$5,240,214	5,161,660
Flooring NA	4,220,757	3,731,032
Flooring ROW	4,413,013	4,120,381
Corporate and intersegment eliminations	512,735	1,277,000
Consolidated assets	$14,386,719	14,290,073

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended
	April 2, 2022	April 3, 2021
Net earnings attributable to Mohawk Industries, Inc.	$245,329	236,807
Adjusting items:
Restructuring, acquisition and integration-related and other costs	1,918	11,574
Acquisitions purchase accounting, including inventory step-up	—	303
Release of indemnification asset	7,263	—
Income taxes - reversal of uncertain tax position	(7,263)	—
Income taxes	(1,684)	(2,735)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$245,563	245,949

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$3.78	3.49
Weighted-average common shares outstanding - diluted	64,970	70,474

Reconciliation of Total Debt to Net Debt Less Short-Term Investments
(Amounts in thousands)
April 2, 2022
Short-term debt and current portion of long-term debt	$1,546,463
Long-term debt, less current portion	1,088,401
Total debt	2,634,864
Less: Cash and cash equivalents	230,559
Net Debt	2,404,305
Less: Short-term investments	310,000
Net debt less short-term investments	$2,094,305

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	July 3, 2021	October 2, 2021	December 31, 2021	April 2, 2022	April 2, 2022
Operating income	$404,424	359,974	253,098	320,801	1,338,297
Other income (expense)	11,168	(21)	(1,140)	(2,438)	7,569
Net income attributable to noncontrolling interests	(168)	(206)	(11)	(105)	(490)
Depreciation and amortization(1)	148,466	148,618	143,411	141,415	581,910
EBITDA	563,890	508,365	395,358	459,673	1,927,286
Restructuring, acquisition and integration-related and other costs	3,321	982	4,641	1,918	10,862
Acquisitions purchase accounting, including inventory step-up	153	226	1,067	—	1,446
Resolution of foreign non-income tax contingencies	(6,211)	—	—	—	(6,211)
Release of indemnification asset	—	—	—	7,263	7,263
Adjusted EBITDA	$561,153	509,573	401,066	468,854	1,940,646

Net Debt less short-term investments to adjusted EBITDA					1.1
(1) Includes $8,417 of accelerated depreciation recorded for the trailing twelve months ended April 2, 2022.

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
	April 2, 2022	April 3, 2021
Net sales	$3,015,663	2,669,026
Adjustment to net sales on constant shipping days	21,018	—
Adjustment to net sales on a constant exchange rate	93,781	—
Net sales on a constant exchange rate and constant shipping days	$3,130,462	2,669,026

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Global Ceramic	April 2, 2022	April 3, 2021
Net sales	$1,064,757	929,871
Adjustment to segment net sales on constant shipping days	4,269	—
Adjustment to segment net sales on a constant exchange rate	32,423	—
Segment net sales on a constant exchange rate and constant shipping days	$1,101,449	929,871

Reconciliation of Segment Net Sales to Segment Net Sales on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Flooring NA	April 2, 2022	April 3, 2021
Net sales	$1,071,910	969,250
Adjustment to segment net sales on constant shipping days	16,749	—
Segment net sales on constant shipping days	$1,088,659	969,250

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Flooring ROW	April 2, 2022	April 3, 2021
Net sales	$878,996	769,905
Adjustment to segment net sales on a constant exchange rate	61,358	—
Segment net sales on a constant exchange rate	$940,354	769,905

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	April 2, 2022	April 3, 2021
Gross Profit	$802,128	791,769
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	938	10,182
Acquisitions purchase accounting, including inventory step-up	—	303
Adjusted gross profit	$803,066	802,254

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	April 2, 2022	April 3, 2021
Selling, general and administrative expenses	$481,327	474,254
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(980)	(1,002)
Adjusted selling, general and administrative expenses	$480,347	473,252

Reconciliation of Operating Income to Adjusted Operating Income on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
	April 2, 2022	April 3, 2021
Operating income	$320,801	317,515
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	1,918	11,184
Acquisitions purchase accounting, including inventory step-up	—	303
Adjustment to operating income on a constant exchange rate	11,210	—
Adjusted operating income on a constant exchange rate	$333,929	329,002

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Global Ceramic	April 2, 2022	April 3, 2021
Operating income	$100,338	87,804
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	—	1,273
Adjustment to segment operating income on a constant exchange rate	2,989	—
Adjusted segment operating income on a constant exchange rate	$103,327	89,077

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	April 2, 2022	April 3, 2021
Operating income	$95,324	81,298
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	105	8,859
Adjusted segment operating income	$95,429	90,157

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Flooring ROW	April 2, 2022	April 3, 2021
Operating income	$134,650	159,306
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	1,813	1,054
Acquisitions purchase accounting, including inventory step-up	—	303
Adjustment to segment operating income on a constant exchange rate	8,221	—
Adjusted segment operating income on a constant exchange rate	$144,684	160,663

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	April 2, 2022	April 3, 2021
Earnings before income taxes	$306,882	304,501
Net earnings attributable to noncontrolling interests	(105)	(4)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	1,918	11,574
Acquisitions purchase accounting, including inventory step-up	—	303
Release of indemnification asset	7,263	—
Adjusted earnings including noncontrolling interests before income taxes	$315,958	316,374

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	April 2, 2022	April 3, 2021
Income tax expense	$61,448	67,690
Income taxes - reversal of uncertain tax position	7,263	—
Income tax effect of adjusting items	1,684	2,735
Adjusted income tax expense	$70,395	70,425

Adjusted income tax rate	22.3%	22.3%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.

The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.